Exhibit 10.10

COMPASS THERAPEUTICS LLC

COMPASS THERAPEUTICS ADVISORS, INC.

PACIFIC WESTERN BANK

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (the “Agreement”) is entered into as of March 30, 2018, by and between PACIFIC WESTERN BANK, a California state chartered bank (“Bank”) and COMPASS THERAPEUTICS LLC, a Delaware limited liability company (“Parent”), and COMPASS THERAPEUTICS ADVISORS, INC., a Delaware corporation (“Advisors”, and together with Parent, each a “Borrower”, and collectively, “Borrowers”).

RECITALS

Borrowers wish to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrowers. This Agreement sets forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2 Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP (except for non-compliance with FAS 123R in monthly reporting). The term “financial statements” shall include the accompanying notes and schedules.

2. LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

(a) Promise to Pay. Borrowers promise to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrowers, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b) Term Loan.

(i) Term Loan. Subject to and upon the terms and conditions of this Agreement, (i) Bank agrees to make a Term Loan to Borrowers in an aggregate principal amount not to exceed Fifteen Million Dollars ($15,000,000), consisting of Tranche I and Tranche II, (ii) Tranche I shall be funded on or about the Closing Date, and (iii) Tranche II shall be funded upon satisfaction of the Tranche II Equity Event not later than September 30, 2018. The proceeds of the Term Loan shall be used for general working capital purposes and for capital expenditures.

(ii) Repayment. Interest shall accrue from the date of the Term Loan at the rate specified in Section 2.3(a) and shall be payable monthly beginning on the first day of the month next following the Term Loan, and continuing on the same day of each month thereafter. Any amount of the Term Loan that is outstanding on the Interest Only End Date shall be payable in, (A) if the Interest Only End Date is March 30, 2019, thirty-six (36) equal monthly installments of principal, plus all accrued interest, (B) if the Interest Only Date is September 30, 2019 or March 30, 2020, thirty (30) equal monthly installments of principal, plus all accrued interest, beginning on the first day of the month next following the Interest Only End Date, and continuing on the same day of each month thereafter through the Maturity Date, at which time all amounts due in connection with the Term Loan and any other amounts due under this Agreement shall be immediately due and payable. The Term Loan, once repaid, may not be reborrowed.

(iii) Prepayment. Borrowers may prepay all but not less than all of the Term Loan at any time, provided that Borrowers may not reborrow any amount so prepaid, and provided further that upon any prepayment, including any prepayment required because of acceleration of the Term Loan after the occurrence of an Event of Default, Borrowers shall pay, in addition to all outstanding principal and accrued interest on the Term Loan, a prepayment fee equal (the “Prepayment Fee”) to (A) 2.0% of the outstanding balance of the Term Loan if the prepayment occurs within twelve (12) months of the Closing Date, (B) 1.0% of the outstanding balance of the Term Loan if the prepayment occurs on or after the date which is twelve (12) months after the Closing Date through and including the date which is twenty four (24) months after the Closing Date and (C) 0.5% of the outstanding balance of the Term Loan if the prepayment occurs on or after the date which is twenty-four (24) months after the Closing Date but prior to the Maturity Date.

(iv) Notice of Borrowing. Borrowers shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:30 p.m. Eastern time on the day on which the Term Loan is to be made. Such notice shall be substantially in the form of Exhibit C.

(c) Usage of Credit Card Services Under Credit Card Line.

(i) Usage Period. Subject to and upon the terms and conditions of this Agreement, at any time through the Credit Card Maturity Date, Borrowers may use the Credit Card Services (as defined below) in amounts and upon terms as provided in this Section.

(ii) Credit Card Services. Subject to and upon the terms and conditions of this Agreement, Borrowers may request corporate credit cards and standard e-commerce merchant account services from Bank (collectively, the “Credit Card Services”). The aggregate limit of the corporate credit cards and merchant credit card processing reserves shall not exceed the Credit Card Line. The terms and conditions (including repayment and fees) of such Credit Card Services shall be subject to the terms and conditions of Bank’s standard forms of application and agreement for the Credit Card Services, which Borrowers hereby agree to execute.

(iii) Collateralization of Obligations Extending Beyond Maturity. If Borrowers have not secured to Bank’s satisfaction its obligations with respect to any credit card services that extend beyond the term of this Agreement, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in a Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding credit care services. Borrowers authorize Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by a Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the applicable Ancillary Services are outstanding or continue.

2.2 Reserved.

2.3 Interest Rates, Payments, and Calculations.

(a) Interest Rates. Except as set forth in Section 2.3(b), the Term Loan shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to the greater of (A) 2.00% above the Prime Rate then in effect and (B) 6.25%. Notwithstanding the foregoing, if Parent has achieved both Milestone I and Milestone II (the “Milestone Achievements”), except as set forth in Section 2.3(b), the Term Loan shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to the greater of (A) 1.50% above the Prime Rate then in effect and (B) 6.25%, effective on the date immediately following the Milestone Achievements.

(b) Late Fee; Default Rate. If any payment is not made within 15 days after the date such payment is due, Borrowers shall pay Bank a late fee equal to the lesser of (i) 5% of the amount of such unpaid amount and (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to 5% above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c) Payments. Borrowers authorize Bank to, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrowers ‘ deposit accounts. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

2.4 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrowers specify. After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 5:30 p.m. Eastern Time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5 Fees. Borrowers shall pay to Bank the following:

(a) Facility Fee. On or before the Closing Date, a fee equal to $15,000, which shall be nonrefundable;

(b) Prepayment Fee. The Prepayment Fee, when due hereunder;

(c) Success Fee. Upon a Liquidity Event, Borrowers shall pay to Bank a fee of (i) $750,000, plus, if Tranche II is advanced, (ii) $300,000 (collectively, the “Success Fee”). Notwithstanding anything to the contrary in this Agreement, this Section 2.5(c) shall survive any termination of this Agreement; and

(d) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due.

2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

3. CONDITIONS OF LOANS.

3.1 Conditions Precedent to Closing. The agreement of Bank to enter into this Agreement on the Closing Date is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, each of the following items and completed each of the following requirements:

(a) this Agreement;

(b) an officer’s certificate of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c) a financing statement (Form UCC-1);

(d) payment of the fees and Bank Expenses then due specified in Section 2.5, which may be debited from any of Borrowers’ accounts with Bank;

(e) current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(f) current financial statements, including audited statements (or such other level required by the Investment Agreement) for each Borrower’s most recently ended fiscal year, together with an unqualified opinion (or an opinion qualified only for going concern so long as Borrowers’ investors provide additional equity as needed), company prepared consolidated and consolidating balance sheets, income statements, and statements of cash flows for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;

(g) current Compliance Certificate in accordance with Section 6.2;

(h) evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and additional insured clauses or endorsements in favor of Bank,

(i)    a Borrower Information Certificate for each Borrower;

(j)   Borrowers shall have opened and funded not less than $50,000 in deposit accounts held with Bank; and

(k) such other documents or certificates, and completion of such other matters, as Bank may reasonably request.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is contingent upon the Borrowers’ compliance with Section 3.1 above, and is further subject to the following conditions:

(a) timely receipt by Bank of the Loan Advance/Paydown Request Form as provided in Section 2.1;

(b) Borrowers shall have transferred substantially all of its Cash assets into operating accounts held with Bank and otherwise be in compliance with Section 6.6 hereof;

(c) in Bank’s sole but reasonable discretion, there has not been a Material Adverse Effect; and

(d) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Loan Advance/Paydown Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true and correct in all material respects as of such date, and provided further that any representation or warranty that contains a materiality qualification therein shall be true and correct in all respects). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrowers on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

3.23 Post Closing Condition. Borrowers shall deliver to Bank a landlord consent in form and substance satisfactory to Bank with respect to 245 First Street, 3rd Floor, Cambridge, MA 02142, executed by the respective landlord thereof, within ninety (90) days after the Closing Date.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Each Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by such Borrower of each of its covenants and duties under the Loan Documents. Except for Permitted Liens or as disclosed in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Each Borrower also hereby agrees not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property. Notwithstanding any termination of this Agreement or of any filings undertaken related to Bank’s rights under the Code, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

4.2 Perfection of Security Interest. Each Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of such Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether such Borrower is an organization, the type of organization and any organizational identification number issued to such Borrower, if applicable. Each Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, each Borrower shall take such steps as Bank reasonably requests for Bank to (i) subject to Section 7.11 below, obtain an acknowledgment, in form and substance reasonably satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, and (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of- credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance reasonably satisfactory to Bank. Each Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Each Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; each Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by a Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding. Each Borrower shall take such other actions as Bank requests to perfect its security interests granted under this Agreement.

4.3 Pledge of Collateral. Each Borrower hereby pledges, assigns and grants to Bank a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Promptly upon Bank’s request, the certificate or certificates for the Shares will be delivered to Bank, accompanied by an instrument of assignment duly governing the Shares. Each Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Unless an Event of Default shall have occurred and be continuing, each Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and during the continuance of an Event of Default.

5. REPRESENTATIONS AND WARRANTIES.

Borrowers represent and warrant as follows:

5.1 Due Organization and Qualification. Borrowers and each Subsidiary is duly existing under the laws of the state in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within each Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in each Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which a Borrower is bound. No Borrower is in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3 Collateral. Each Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. Other than movable items of personal property such as laptop computers, all Collateral having an aggregate book value in excess of $200,000, is located solely in the Collateral States. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule, none of the Borrowers’ Cash is maintained or invested with a Person other than Bank or Bank’s affiliates.

5.4 Intellectual Property. Each Borrower is the sole owner of the Intellectual Property created or purchased by such Borrower, except for licenses granted by a Borrower to its customers in the ordinary course of business. To the best of each Borrower’s knowledge, each of the Copyrights, Trademarks and Patents created or purchased by Borrowers is valid and enforceable, and no part of the Intellectual Property created or purchased by Borrowers has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrowers that any part of the Intellectual Property created or purchased by Borrowers violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect.

5.5 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, no Borrower has done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of each Borrower is located at the address indicated in Section 10 hereof.

5.6 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against a Borrower or any Subsidiary before any court or administrative agency in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect.

5.7 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrowers and any Subsidiary that are delivered by Borrowers to Bank fairly present in all material respects each Borrower’s consolidated and consolidating financial condition as of the date thereof and each Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrowers since the date of the most recent of such financial statements submitted to Bank.

5.8 Solvency, Payment of Debts. Each Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of each Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and no Borrower is left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9 Compliance with Laws and Regulations. Borrowers and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from a Borrower’s failure to comply with ERISA that is reasonably likely to result in a Borrower’s incurring any liability that could have a Material Adverse Effect. No Borrower is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). No Borrower has violated any statutes, laws, ordinances or rules applicable to it, the violation of which would reasonably be expected to have a Material Adverse Effect. Borrowers and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

5.10 Subsidiaries. No Borrower owns any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.11 Government Consents. Borrowers and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of each Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12 Inbound Licenses. Except as disclosed on the Schedule, no Borrower is a party to, nor is bound by, any material license or other agreement material to the conduct of a Borrower’s business that prohibits or otherwise restricts a Borrower from granting a security interest in such Borrower’s interest in such license or agreement or any other property important for the conduct of such Borrower’s business, other than this Agreement or the other Loan Documents.

5.13 Shares. Each Borrower has full power and authority to create a first lien on its respective Shares and no disability or contractual obligations exists that would prohibit such Borrower from pledging its Shares pursuant to this Agreement. To Borrowers’ knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will remain duly authorized and validly issued, and are fully paid and non-assessable. To Borrowers’ knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrowers know of no reasonable grounds for the institution of any such proceedings.

5.14 Full Disclosure. No representation, warranty or other statement made by a Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in light of the circumstances in which they were made, it being recognized by Bank that the projections and forecasts provided by Borrowers in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6. AFFIRMATIVE COVENANTS.

Each Borrower shall do all of the following:

6.1 Good Standing and Government Compliance. Borrowers shall maintain its and each of its Subsidiaries’ corporate existence and good standing in the respective states of formation, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to each Borrower by the authorities of the state in which each Borrower is organized, if applicable. Borrowers shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrowers shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2 Financial Statements, Reports, Certificates.

(a) Borrowers shall deliver to Bank: (i) as soon as available, but in any event within 30 days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet, income statement, and statement of cash flows covering Borrowers’ operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but in any event within 180 days after the end of Borrowers’ fiscal year, audited (or such other level as is required by the Investment Agreement) consolidated and consolidating financial statements of Borrowers prepared in accordance with GAAP, consistently applied, together with an opinion which is either unqualified, qualified only for going concern related solely to Borrowers’ liquidity position or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; provided, however that for the 2017 fiscal year such audited financial statements shall not require an opinion until March 31, 2019; (iii) annual budget approved by each Borrower’s Board of Directors as soon as available but not later than 45 days after the end of each Borrower’s fiscal year; (iv) if applicable, copies of all statements, reports and notices sent or made available generally by a Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (v) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against a Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to a Borrower or any Subsidiary of $250,000 or more; (vi) promptly upon receipt, each management letter prepared by a Borrower’s independent certified public accounting firm regarding such Borrower’s management control systems; (vii) periodic informal clinical updates on any material developments therein as Borrowers may determine appropriate or at the reasonable request of Bank and (viii) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time;

(b) Within 30 days after the last day of each month, Borrowers shall deliver to Bank with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit D hereto.

(c) As soon as possible and in any event within 3 Business Days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrowers have taken or proposes to take with respect thereto.

(d) Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrowers’ usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrowers’ Books and to make copies thereof and to check, test, inspect, audit and appraise the Collateral at Borrowers’ expense in order to verify Borrowers’ financial condition or the amount, condition of, or any other matter relating to, the Collateral.

Borrowers may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. Borrowers shall include a submission date on any certificates and reports to be delivered electronically.

6.3 Inventory and Equipment; Returns. Borrowers shall keep all Inventory and Equipment in good and merchantable condition, free from all material defects except for Inventory and Equipment (i) sold in the ordinary course of business, and (ii) for which adequate reserves have been made, in all cases in the United States and such other locations as to which Borrowers give prior written notice. Returns and allowances, if any, as between each Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrowers, as they exist on the Closing Date. Borrowers shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving inventory having a book value of more than $100,000.

6.4 Taxes. Borrowers shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, upon 3 Business Days of written demand, proof reasonably satisfactory to Bank indicating that Borrowers or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrowers or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrowers or such Subsidiary.

6.5 Insurance. Each Borrower, at its expense, shall (i) keep the Collateral insured against loss or damage, and (ii) maintain liability and other insurance, in each case as ordinarily insured against by other owners in businesses similar to such Borrower’s. All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as lender’s loss payee. All liability insurance policies shall show, or have endorsements showing, Bank as an additional insured. Any such insurance policies shall specify that the insurer must give at least 20 days notice to Bank before canceling its policy for any reason. Within 30 days of the Closing Date, Borrower shall cause to be furnished to Bank a copy of its policies including any endorsements covering Bank or showing Bank as an additional insured. Upon Bank’s request, Borrowers shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. Proceeds payable under any casualty policy will, at Borrowers ‘ option, be payable to Borrowers to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest, provided that if an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.6 Primary Depository. Subject to the provisions of Section 3.1(m) and 3.2(b), each Borrower within 60 days (or such later time as the Bank may agree in writing) of the Closing Date shall maintain all its depository and operating accounts with Bank and all its investment accounts with Bank or Bank’s affiliates; provided that prior to maintaining any investment accounts with Bank’s affiliates, the applicable Borrower, Bank, and any such affiliate shall have entered into a securities account control agreement with respect to any such investment accounts, in form and substance reasonably satisfactory to Bank. Notwithstanding the above, Borrower shall be permitted to maintain aggregate amounts not to exceed: (i) within 30 days of the Closing Date, $4,000,000, (ii) within 60 days of the Closing Date, $2,000,000 and (ii) within 90 days of the Closing Date, $1,000,000, in each case, in one or more accounts outside of Bank.

6.7 Financial Covenants. None.

6.8 Consent of Inbound Licensors. Prior to entering into or becoming bound by any material inbound license or agreement, each Borrower shall: (i) provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition; and (ii) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

6.9 Creation/Acquisition of Subsidiaries. In the event any Borrower or any Subsidiary of any Borrower creates or acquires any Subsidiary, Borrower or such Subsidiary shall promptly notify Bank of such creation or acquisition, and Borrower or such Subsidiary shall take all actions reasonably requested by Bank to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement): (i) to cause New Subsidiary to become either a co-Borrower hereunder, if such New Subsidiary is organized under the laws of the United States, or a secured guarantor with respect to the Obligations; and (ii) to grant and pledge to Bank a perfected security interest in 100% of the stock, units or other evidence of ownership held by a Borrower or its Subsidiaries of any such New Subsidiary which is organized under the laws of the United States, and 65% of the stock, units or other evidence of ownership held by a Borrower or its Subsidiaries of any such New Subsidiary which is not organized under the laws of the United States.

6.10 Further Assurances. At any time and from time to time Borrowers shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS.

Each Borrower shall not do any of the following:

7.1 Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers.

7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the state of a Borrower’s formation or relocate its chief executive office without 30 days prior written notification to Bank; replace or suffer the departure of its chief executive officer or chief financial officer without delivering written notification to Bank within 10 days; fail to appoint an interim replacement or fill a vacancy in the position of chief executive officer or chief financial officer for more than 30 consecutive days; suffer a change on its board of directors which results in the failure of at least one representative of each of Orbimed and F-Prime to serve as a voting member, in such case without the prior written consent of Bank which may be withheld in Bank’s sole discretion; take action to liquidate, wind up, or otherwise cease to conduct business in the ordinary course; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; have a Change in Control.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (a) each of the following conditions is applicable: (i) the consideration paid in connection with such transactions (including assumption of liabilities) does not in the aggregate exceed $250,000 during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) a Borrower is the surviving entity; or (b) the Obligations are repaid in full concurrently with the closing of any merger or consolidation of a Borrower in which a Borrower is not the surviving entity; provided, however, that each Borrower shall not, without Bank’s prior written consent, enter into any binding contractual arrangement with any Person to attempt to facilitate a merger or acquisition of such Borrower; provided however, Borrower may enter into any such agreement without Bank’s prior written consent so long as (i) no Event of Default exists when such agreement is entered into by Borrower, (ii) such agreement does not give such Person the right to claim any fee, payment or damages from any parties, other than from Borrowers or Borrowers’ investors, in connection with a sale of Borrower’s stock or assets pursuant to or resulting from an assignment for the benefit of creditors, an asset turnover to Borrower’s creditors (including, without limitation, Bank), foreclosure, bankruptcy or similar liquidation, and (iii) Borrowers notify Bank in advance of entering into such an agreement (provided, the failure to give such notification shall not be deemed a material breach of this Agreement).

7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on a Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank.

7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person (other than (i) the licensors of in-licensed property with respect to such property or (ii) the lessors of specific equipment or lenders financing specific equipment with respect to such leased or financed equipment) that a Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of such Borrower’s property.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrowers may (i) repurchase the stock of former employees or directors pursuant to stock repurchase agreements in an aggregate amount not to exceed $250,000 in any fiscal year, as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and (ii) repurchase the stock of former employees or directors pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees or directors to a Borrower regardless of whether an Event of Default exists.

7.7 Investments. Directly or indirectly acquire or own an Investment in, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or maintain or invest any of its investment property with a Person other than Bank or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of a Borrower except for (i) transactions that are in the ordinary course of such Borrower’s business, upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, and (ii) the sale of a Borrower’s equity securities in bona fide transactions with such Borrower’s existing investors that do not result in a Change in Control.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10 Inventory and Equipment. Store the Inventory or the Equipment of a book value in excess of $100,000 with a bailee, warehouseman, collocation facility or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business and for movable items of personal property having an aggregate book value not in excess of $100,000, and except for such other locations as Bank may approve in writing, Borrowers shall keep the Inventory and Equipment only at the location set forth in Section 10 and such other locations of which Borrowers give Bank prior written notice and as to which Bank is able to take such actions as may be necessary needed to perfect its security interest or to obtain a bailee’s acknowledgment of Bank’s rights in the Collateral.

7.11 No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:

8.1 Payment Default. If a Borrower fails to (i) make any payment of principal or interest on any Credit Extension when due, or (ii) pay any other Obligations within three (3) Business Days after such Obligation is due and payable (which three (3) Business Day cure period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1(a) hereof). For the avoidance of doubt, during such three (3) Business Day cure period, the failure to cure a payment default under clause (ii), above, shall not be deemed an Event of Default (but no Credit Extension will be made during such cure period);

8.2 Covenant Default.

(a) If a Borrower fails to perform any obligation under Article 6, or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If a Borrowers fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between a Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within 15 days after Borrowers receive notice thereof or any officer of a Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the 15 day period or cannot after diligent attempts by Borrowers be cured within such 15 day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3 Material Adverse Change. If there occurs any circumstance or any circumstances which would reasonably be expected to have a Material Adverse Effect;

8.4 Attachment. If any material portion of a Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 10 days, or if a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of a Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of a Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten days after a Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such Borrower (provided that no Credit Extensions will be made during such cure period);

8.5 Insolvency. If a Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by a Borrower, or if an Insolvency Proceeding is commenced against a Borrower and is not dismissed or stayed within 30 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6 Other Agreements. If (a) there is a default or other failure to perform in any agreement to which a Borrower is a party with a third party or parties (i) resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $250,000, (ii) in connection with any lease of real property for the headquarters of Borrower or where Borrowers maintain property with a book value in excess of $1,000,000, or (iii) that would reasonably be expected to have a Material Adverse Effect, or (b) any default or event of default (however designated) shall occur with respect to any Subordinated Debt which is not cured within any applicable cure period;

8.7 Judgments. If a final, uninsured judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $250,000 shall be rendered against a Borrower and shall remain unsatisfied and unstayed for a period of 10 days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or

8.8 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9. BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);

(b) Demand that Borrowers (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrower shall promptly deposit and pay such amounts;

(c) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrowers and Bank;

(d) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(e) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrowers agree to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrowers authorize Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrowers’ owned premises, Borrowers hereby grant Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f)   place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral;

(g) Set off and apply to the Obligations any and all (i) balances and deposits of Borrowers held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrowers held by Bank;

(h) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrowers’ labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(i)    Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers’ premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrowers will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrowers shall be credited with the proceeds of the sale;

(j)   Bank may credit bid and purchase at any public sale;

(k) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrowers, any guarantor or any other Person liable for any of the Obligations; and

(l) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrowers’ true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrowers’ name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrowers’ name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrowers’ policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clauses (g) and (h) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrowers’ attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3 Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrowers of Bank’s security interest in such funds and verify the amount of such Account. Borrowers shall collect all amounts owing to Borrowers for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If Borrowers fail to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrowers: (a) make payment of the same or any part thereof; and/or (b) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

9.6 No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrowers. Borrowers waive any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrowers’ part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrowers expressly agree that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8 Demand; Protest. Except as otherwise provided in this Agreement, Borrowers waive demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other reporting required pursuant to Section 6.2 of this Agreement, which shall be sent as directed in the monthly reporting forms provided by Bank) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile or electronic mail to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	COMPASS THERAPEUTICS LLC, on behalf of Borrowers

245 First St., 3rd Floor

Cambridge, MA 02142

Attn: General Counsel

FAX: N/A

E-Mail: [**]

If to Bank:	Pacific Western Bank

406 Blackwell Street, Suite 240

Durham, North Carolina 27701

Attn: Loan Operations Manager

FAX: [**]

E-Mail: [**]

with a copy to:	Pacific Western Bank

131 Oliver Street, Suite 250

Boston, MA 02110

Attn: [**]

Email: [**]

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of North Carolina, without regard to principles of conflicts of law. Jurisdiction shall lie in the State of North Carolina. All disputes, controversies, claims, actions and similar proceedings arising with respect to Borrower’s account or any related agreement or transaction shall be brought in the General Court of Justice of North Carolina sitting in Durham County, North Carolina or the United States District Court for the Middle District of North Carolina, except as provided below with respect to arbitration of such matters. BANK AND BORROWERS EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. If the jury waiver set forth in this Section 11 is not enforceable, then any dispute, controversy, claim, action or similar proceeding arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by final and binding arbitration held in Durham County, North Carolina in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with those rules. The arbitrator shall apply North Carolina law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Judgment upon any award resulting from arbitration may be entered into and enforced by any state or federal court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Section. The costs and expenses of the arbitration, including without limitation, the arbitrator’s fees and expert witness fees, and reasonable attorneys’ fees, incurred by the parties to the arbitration may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one party is to pay for all (or a share) of such costs and expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.

12. GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrowers without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole but reasonable discretion. Bank shall have the right without the consent of or notice to Borrowers to sell, assign, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder; provided that Bank shall use commercially reasonable efforts to provide notice to Borrowers of any such event. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Bank shall not assign its interest herein or the Loan Documents to any Person who is (i) a direct competitor of Borrower, whether as an operating company or direct or indirect parent with voting control over such operating company, or (ii) a vulture or distressed debt fund, without Borrowers’ prior written consent.

12.2 Indemnification. Borrowers shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrowers whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5 Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format (“PDF”), or any similar format, shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to Borrowers. The obligations of Borrowers to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.8 Confidentiality. In handling any confidential information, Bank and Borrowers and all employees and agents of such party shall exercise the same degree of care that such party exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) in the case of Bank, to the subsidiaries or Affiliates of Bank or Borrowers in connection with their present or prospective business relations with Borrowers, (ii) in the case of Bank, to prospective transferees or purchasers of any interest in the Credit Extensions, provided that they have entered into a comparable confidentiality agreement in favor of Borrowers and have delivered a copy to Borrowers, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) in the case of Bank, as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of the receiving party when disclosed to such party, or becomes part of the public domain after disclosure to such receiving party through no fault of such receiving party; or (b) is disclosed to the receiving party by a third party, provided such receiving party does not have actual knowledge that such third party is prohibited from disclosing such information.

13. CO-BORROWER PROVISIONS.

13.1 Primary Obligation. This Agreement is a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all of all Credit Extensions were advanced to such Borrower. Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation Disbursement Request Forms, Borrowing Base Certificates and Compliance Certificates.

13.2 Enforcement of Rights. Borrowers are jointly and severally liable for the Obligations and Bank may proceed against one or more of the Borrowers to enforce the Obligations without waiving its right to proceed against any of the other Borrowers.

13.3 Borrowers as Agents. Each Borrower appoints the other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of both Borrowers, to act as disbursing agent for receipt of any Credit Extensions on behalf of each Borrower and to apply to Bank on behalf of each Borrower for Credit Extensions, any waivers and any consents. This authorization cannot be revoked, and Bank need not inquire as to each Borrower’s authority to act for or on behalf of Borrower.

13.4 Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating the Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 13.4 shall be null and void. If any payment is made to a Borrower in contravention of this Section 13.4, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

13.5 Waivers of Notice. Except as otherwise provided in this Agreement, each Borrower waives notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase the Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which the Borrower would otherwise be entitled. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Bank’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Bank from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower. Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of the Borrower’s risks hereunder.

13.6 Subrogation Defenses. Each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under any statutory or common law suretyship defenses or marshalling rights, now or hereafter in effect.

13.7 Right to Settle, Release.

(a) The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

(b) Without affecting the liability of any Borrower hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to a Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

13.8 Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Bank to effect, to enforce and to give notice of such subordination.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

COMPASS THERAPEUTICS LLC

By:	/s/ Thomas Schuetz

Name:	Thomas Schuetz

Title:	Chief Executive Officer

COMPASS THERAPEUTICS ADVISORS, INC.
PACIFIC WESTERN BANK

By:	/s/ Jeb Ledell

Name:	Jeb Ledell

Title:	President

PACIFIC WESTERN BANK

By:	/s/ Scott Hansen

Name:	Scott Hansen

Title:	Senior Vice President

[Signature Page to Loan and Security Agreement]

EXHIBIT A

DEFINITIONS

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to a Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by a Borrower and any and all credit insurance, guaranties, and other security therefore, as well as all merchandise returned to or reclaimed by a Borrower and such Borrowers Books relating to any of the foregoing.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and general partners.

“Authorized Officer” means someone designated as such in the corporate resolution provided by each Borrower to Bank in which this Agreement and the transactions contemplated hereunder are authorized by each Borrower’s board of directors. If a Borrower provides subsequent corporate resolutions to Bank after the Closing Date, the individual(s) designated as “Authorized Officer(s)” in the most recently provided resolution shall be the only “Authorized Officers” for purposes of this Agreement.

“Bank Expenses” means all reasonable and documented costs or expenses (including reasonable and documented attorneys’ fees and expenses, whether generated by in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable and documented Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” or Borrowers’ Books” means all of each Borrower’s books and records including: ledgers; records concerning each Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of North Carolina are authorized or required to close.

“Cash” means unrestricted cash and cash equivalents.

“Change in Control” shall mean a transaction other than a bona fide equity financing or series of financings on terms and from investors reasonably acceptable to Bank in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of a Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the North Carolina Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit B attached hereto, except to the extent any such property (i) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections §25-9-406 and §25-9-408 of the Code), (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (iii) constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote, or (iv) property (including any attachments, accessions or replacements) that is subject to a Lien that is permitted pursuant to clause (c) of the definition of Permitted Liens, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, provided, that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien.

“Collateral State” means the state or states where the Collateral is located, which are Massachusetts and New Hampshire.

“Compliance Certificate” means a compliance certificate, in substantially the form of Exhibit D attached hereto, executed by a Responsible Officer of the Borrowers.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Card Line” means a Credit Extension of up to $150,000, to be used exclusively for the provision of Credit Card Services.

“Credit Card Maturity Date” means March 29, 2019.

“Credit Extension” means the Term Loan and any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“F-Prime” means, collectively, F-Prime Capital Partners HC Cambridge Fund IV LP and F- Prime Capital Partners HC International Fund IV LP.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations, including but not limited to any sublimit contained herein.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of a Borrower’s right, title, and interest in and to Copyrights, Trademarks and Patents.

“Interest Only End Date” means March 30, 2019; provided, however, if (i) Parent achieves Milestone I, the Interest Only End Date shall be extended to September 30, 2019 and (ii) Parent achieves both Milestone I and Milestone II, the Interest Only End Date shall be extended to March 30, 2020.

“Inventory” means all present and future inventory in which a Borrower has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Investment Agreement” means, collectively, each of Borrower’s stock purchase and other agreement(s) pursuant to which each Borrower most recently issued its preferred stock.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Liquidity Event” means (a) any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of a Borrower and its Subsidiaries taken as a whole, (b) any reorganization, consolidation, merger or sale of the voting securities of a Borrower or any other transaction where the holders of a Borrower’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction, or (c) an initial public offering of a Borrower’s equity securities.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the operations, business or financial condition of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, (iii) Borrower’s interest in, or the value, perfection or priority of Bank’s security interest in the Collateral.

“Maturity Date” means March 1, 2022; provided, however, if Parent achieves both Milestone I and Milestone II, the Maturity Date shall be September 1, 2022.

“Milestone I” means receipt by Bank of evidence reasonably satisfactory to Bank of Parent’s first IND filing with the U.S. Food and Drug Administration on or before February 28, 2019.

“Milestone II” means receipt by Bank of evidence reasonably satisfactory to Bank of Parent’s receipt after the Closing Date of at least $62,350,000 of net proceeds from the sale or issuance of its equity securities on or before March 31, 2019 to investors reasonably acceptable to Bank.

“Negotiable Collateral” means all of Borrowers’ present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrowers’ Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrowers pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrowers to others that Bank may have obtained by assignment or otherwise.

“Orbimed” means Orbimed Private Investments V - KA, LP.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrowers may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrowers and Bank.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrowers in favor of Bank arising under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c) Indebtedness not to exceed $1,000,000 in the aggregate at any time secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed at the time it is incurred the lesser of the cost or fair market value of the property financed with such Indebtedness;

(d) Subordinated Debt;

(e) Indebtedness to trade creditors incurred in the ordinary course of business;

(f) Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon the Borrowers or their respective Subsidiaries, as the case may be

(g) Indebtedness that constitutes a Permitted Investment;

(h) Indebtedness owed to any persons (including obligations in respect of letters of credit for the benefit of such person) providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business; and

(i) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business.

“Permitted Investment” means:

(a) Investments existing on the Closing Date disclosed in the Schedule;

(b) (i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one year from the date of investment therein, and (iv) Bank’s money market accounts; (v) Investments in regular deposit or checking accounts held with Bank or as otherwise permitted by, and subject to the terms and conditions of, Section 6.6 of this Agreement; and (vi) Investments consistent with any investment policy adopted by the Borrower’s board of directors;

(c) Investments accepted in connection with Permitted Transfers;

(d) Investments of Subsidiaries in or to other Subsidiaries or Borrowers and Investments by Borrowers in Subsidiaries not to exceed $250,000 in the aggregate in any fiscal year;

(e) Investments not to exceed $250,000 outstanding in the aggregate at any time consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of a Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by a Borrower’s Board of Directors;

(f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrowers’ business;

(g) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (g) shall not apply to Investments of Borrowers in any Subsidiary;

(h) Joint ventures or strategic alliances in the ordinary course of Borrowers’ business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrowers do not exceed $250,000 in the aggregate in any fiscal year; and

(i) Investments permitted under Section 7.3.

“Permitted Liens” means the following:

(a) Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Credit Extensions) or arising under this Agreement, the other Loan Documents, or any other agreement in favor of Bank;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrowers maintain adequate reserves;

(c) Liens not to exceed $1,000,000 in the aggregate at any time (i) upon or in any Equipment (other than Equipment financed by a Credit Extension) acquired or held by a Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, in each case provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(e) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 (attachment) or 8.7 (judgments);

(f) Liens securing Subordinated Debt;

(g) Liens to secure payment of worker’s compensation, employment insurance, old age pensions or other social security obligations of Borrowers on which Borrowers are current and are in the ordinary course of its business;

(h) Liens securing Indebtedness permitted pursuant to clause (h) of the definition of “Permitted Indebtedness”;

(i) Liens of carriers, warehousemen, suppliers, or other persons arising in the ordinary course of business or by operation of the law;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(k) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business and not representing an obligation for borrowed money; and

(l) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrowers or any Subsidiary of:

(a) Inventory in the ordinary course of business;

(b) licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(c) worn-out, surplus or obsolete Equipment not financed with the proceeds of Credit Extensions;

(d) grants of security interests and other Liens that constitute Permitted Liens; and

(e) other assets of a Borrower or its Subsidiaries that do not in the aggregate exceed $250,000 during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, Vice President of Finance and the Controller of Borrowers, as well as any other officer or employee identified as an Authorized Officer in the corporate resolution delivered by Borrowers to Bank in connection with this Agreement.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Shares” means (i) sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by a Borrower in any Subsidiary of such Borrower which is not an entity organized under the laws of the United States or territory thereof, and (ii) one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by a Borrower in any Subsidiary of such Borrower which is an entity organized under the laws of the United States or any territory thereof.

“SOS Reports” means the official reports from the Secretaries of State of each Collateral State, the state where each Borrower’s chief executive office is located, the state of each Borrower’s formation and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Subordinated Debt” means any debt incurred by Borrowers that is subordinated in writing to the debt owing by Borrowers to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrowers and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrowers, either directly or through an Affiliate.

“Term Loan” means a cash advance under this Agreement.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrowers connected with and symbolized by such trademarks.

“Tranche I” means Ten Million Dollars ($10,000,000) of the Term Loan.

“Tranche II” means Five Million Dollars ($5,000,000) of the Term Loan.

“Tranche II Equity Event” means the receipt by Bank of evidence reasonably satisfactory to Bank of Parent’s receipt after the Closing Date of at least $13,150,000 of net cash proceeds from the sale or issuance of its equity securities to investors or upfront payments in connection with strategic partnerships, in each case, reasonably acceptable to Bank.

DEBTORS COMPASS THERAPEUTICS LLC AND COMPASS THERAPEUTICS ADVISORS, INC.

SECURED PARTY: PACIFIC WESTERN BANK

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of each Borrower (herein referred to as a “Borrower” or a “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles (including patents, trademarks, copyrights, goodwill, payment intangibles, domain names and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the North Carolina Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions.

Notwithstanding the foregoing, the Collateral shall not include any of the intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by a Borrower, or in which a Borrower now holds or hereafter acquires or receives any right or interest (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”).

Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of March 30, 2018, include the Intellectual Property to the extent and only to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment, and further provided, however, that Bank’s enforcement rights with respect to any security interest in the Intellectual Property shall be absolutely limited to the Rights to Payment only, and Bank shall have no recourse whatsoever with respect to the underlying Intellectual Property.

B-1

EXHIBIT C
LOAN ADVANCE/PAYDOWN REQUEST FORM
[Please refer to New Borrower Kit]

EXHIBIT D
COMPLIANCE CERTIFICATE
[Please refer to New Borrower Kit]

C-1

SCHEDULE OF EXCEPTIONS

Permitted Indebtedness (Exhibit A) - None.

Permitted Investments (Exhibit A) - None.

Permitted Liens (Exhibit A)

That certain lease line agreement between Compass Therapeutics LLC and Boston Financial and Equity Corporation dated July 19, 2017

Prior Names (Section 5.5)

Compass Therapeutics LLC f/k/a Kairos Biologics Foundation LLC
Compass Therapeutics Advisors Inc. f/k/a Kairos Biologics Advisors Inc.

Litigation (Section 5.6) - None.

Inbound Licenses (Section 5.12) - None.